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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Prophet 21, Inc.:


     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38035) of Prophet 21, Inc. of our reports dated August 9, 2002, with respect to the consolidated balance sheets of Prophet 21, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related consolidated financial statement schedule, which reports appear in the June 30, 2002 annual report on Form 10-K of Prophet 21, Inc.



KPMG LLP



Philadelphia, Pennsylvania
September 27, 2002